Exhibit 99.1

NEWS RELEASE

Contacts:	Falcon Minerals:
Brian Begley
bbegley@falconminerals.com

FALCON MINERALS APPOINTS BRYAN C. GUNDERSON AS

CHIEF FINANCIAL OFFICER

NEW YORK, NY – June 18, 2019 – Falcon Minerals Corporation (“Falcon” or the “Company”) (NASDAQ: FLMN, FLMNW) today announced that the Company has appointed Bryan C. Gunderson as its Chief Financial Officer. Mr. Gunderson most recently served as Executive Vice President—Finance of Nine Point Energy, a private oil & gas exploration and production company, where he was responsible for corporate finance, budgeting and financial controls. Prior to Nine Point Energy, Mr. Gunderson served as Vice President of the Office of the CEO of Triangle Petroleum, a public oil and gas enterprise. Mr. Gunderson also previously served as an Associate in the Energy Financial Services division of General Electric and as a Financial Analyst in the Global Upstream division of Chevron. Mr. Gunderson received a Masters in Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Arts from Bard College.

Jeffrey F. Brotman, the Company’s current Chief Financial Officer, Chief Legal Officer and Secretary, has stepped down as Chief Financial Officer and will continue to serve as the Company’s Chief Legal Officer and Secretary.

Daniel C. Herz, President and Chief Executive Officer of Falcon, stated, “I would like to thank Jeff for his tremendous work in helping to create and build Falcon Minerals from its initial stages. Jeff’s work has positioned Falcon to grow meaningfully from a strong financial and operational foundation, and I look forward to continuing to work together. We welcome Bryan to Falcon, as this marks the next phase of our development as a dynamic company. Bryan’s expertise and experience in both finance and helping to build energy companies perfectly complement our great team at Falcon Minerals and will help us to continue our focus on expanding our enterprise.”

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns additional assets of approximately 68,000 gross unit acres in Pennsylvania, Ohio and West Virginia prospective for the Marcellus Shale. For more information, visit our website at www.falconminerals.com.